Exhibit 99.1
From: Henry Schuck
Audience: All Employees
Date: May 11, 2026
Time: 7:00 a.m. ET
Subject line: An important update on changes to ZoomInfo
Team,
I'm writing to share some difficult news. Yesterday, we informed our employees in Israel that we intend to close the site and transfer our operations out of the country by year-end. We intend to transition some positions into the U.S., Canada, Ireland, and India. Other positions will be eliminated completely. Additionally, early this morning, we notified approximately 340 people in the U.S., India, and the U.K., primarily within our go-to-market and G&A organizations, that their roles were being eliminated.
These are the hardest decisions I have to make as a CEO. Behind every role is a teammate, a friend, someone who helped build ZoomInfo into what it is today. These are talented people we respect and care about. I want to be clear that this is not a reflection of the contributions or capabilities of anyone impacted. It reflects where the business needs to go and the focus required to get there.
We are simplifying our operations, accelerating our move upmarket, and reducing the resources we allocate downmarket. The way our customers buy is shifting, the industry is moving toward consumption-based pricing, and our largest enterprise customers are asking more of us, including a deeper, forward-deployed engineering motion alongside the product. To achieve that, we need to focus our investment on what has the greatest long-term impact: the platform, the product roadmap, and the customer-facing engineering capacity that will define the next chapter of ZoomInfo. The savings from today's decisions go directly toward funding that future and positioning the business for continued, long-term success.
Every impacted employee is receiving cash severance. Those with unvested equity are receiving some equity acceleration. In the US, employees enrolled in our medical plans will receive subsidies toward their medical premiums to help bridge the transition. Some of our employees in Israel may be transitioning with us for several months, and I am deeply grateful to them because staying engaged through a wind-down takes a kind of professionalism and grace that I do not take for granted.
I know days like this are heavy. It is normal to feel a mix of grief, uncertainty, and even some guilt — I feel those things myself. What I'd ask is that we lean on one another, take care of one another, and stay focused on the opportunity in front of us. The reason we're making these changes is that I genuinely believe in where this company is going, and I am more confident than ever in the team we have to take it there.
We will share more in the days ahead, including an all-hands / Q&A with leadership / team-level conversations. Until then, please be kind to one another.
- Henry